UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2007

XL CAPITAL LTD
(Exact name of registrant as specified in its charter)

Cayman Islands	1-10809	98-0191089
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

XL House, One Bermudiana Road, Hamilton, Bermuda HM 11
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 292 8515
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On November 14, 2007, XL Capital Ltd, a Cayman Islands company (the “Company”), together with its wholly-owned subsidiaries X.L. America, Inc., a Delaware corporation (“XLA”), XL Insurance (Bermuda) Ltd, a Bermuda exempted company (“XLI”), and XL Re Ltd, a Bermuda exempted company (“XLRe” and, together with XLA, XLI, and the Company, the “Guarantors”), entered into a Letter of Credit Facility and Reimbursement Agreement (the “Agreement”) with the Lenders party thereto (the “Lenders”) and Citibank International plc, as Agent and Security Trustee.

The Agreement provides for letters of credit in aggregate principal amount not exceeding £450,000,000 at any one time outstanding. Fees and interest, if any, payable under the Agreement shall be determined pursuant to the terms set forth therein. The Lenders’ commitments under the Agreement will terminate on the earlier of (i) November 30, 2008 or (ii) the date of termination in whole of the commitments upon an optional cancellation or reduction of the commitments by the Company or upon an event of default. The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Certain of the Lenders and/or their affiliates have, from time to time, performed various investment or commercial banking and financial advisory services for the Company and/or the other Guarantors in the ordinary course of business.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K concerning the Agreement is incorporated by reference herein.

Item 9.01.               Financial Statements and Exhibits.

(d)     Exhibits. The following exhibits are filed herewith:
Exhibit No.	Description
10.1

Letter of Credit Facility and Reimbursement Agreement, dated as of November 14, 2007, by and among XL Capital Ltd, as Account Party, XL Capital Ltd, X.L. America, Inc., XL Insurance (Bermuda) Ltd and XL Re Ltd, as Guarantors, the Lenders party thereto and Citibank International plc, as Agent and Security Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2007

XL CAPITAL LTD (Registrant) By: /s/ Kirstin Romann Gould Name: Kirstin Romann Gould Title: General Counsel and Secretary